UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 11, 2005
 Date of Report (Date of earliest event reported):

CO Liquidation, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-32979	94-3392885
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Market Street, Steuart Tower
Suite 526
San Francisco, CA 94105
(Address of principal executive offices including zip code)

(415) 644-8700
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

The United States Bankruptcy Court for the Northern District of California established July 11, 2005 as the last day for creditors and other parties-in-interest to vote on the Company's Disclosure Statement and Plan of Reorganization (Dated May 20, 2005) (the "Plan") filed with the court in connection with the bankruptcy proceedings (Lead Case Number 04-32820-DM-11) of CO Liquidation, Inc. and its wholly-owned subsidiary COO Liquidation, Inc. (formerly Commerce One, Inc. and Commerce One Operations, Inc., and collectively, the "Company"). The Company received one objection to the Plan by a former landlord. The landlord, FSP-Research Park Plaza, L.P., asserts, among other things, that the plan impermissibly extinguishes a claim that it believes would be collectible outside of bankruptcy. The landlord contends that if the claim were extinguished, its potential recovery would be reduced by approximately $350,000. The Company intends to oppose this objection and will prepare a response as appropriate. The Company's plan was otherwise overwhelmingly accepted by creditors and other parties-in-interest whose votes were solicited. July 11, 2005 was also the last day for administrative claims to be filed against the Company. The Company has received claims purporting to be administrative claims that the Company does not view as material to its cash reserves, collectively totaling no more than $8,000. The Company will, however, review such claims to determine if payment is appropriate.

As of July 13, 2005, we had approximately $13,463,961 cash on hand; as of May 19, 2005 we had approximately $14,410,379 cash on hand. The difference is largely attributable to professional expenses paid out by the Company. Not including the FSP matter mentioned above, we currently expect to pay between approximately $7,100,474 and $9,328,013 in claims and interest to our creditors, depending upon our success in objecting to certain claims. These estimates do not include professional fees pertaining to the bankruptcy case, fees that will be owing to the Office of the United States Trustee while the bankruptcy case is pending, or additional claims that may be filed in connection with certain executory contracts to be rejected pursuant to the Plan. Upon satisfaction of, or reservation for, these claims, an initial distribution will be made under the Plan to our stockholders of record as of the record date set by the bankruptcy court (the "Record Date").

Based on our current estimate of claims obligations and the anticipated cost of winding up our affairs, we estimate that our stockholders will receive between $0.09 and $0.15 per share. This estimate is based upon having 41,415,413 shares outstanding as of the Record Date. Upon confirmation of the Plan, our stockholders of record as of the Record Date are expected to receive: (i) an initial distribution per share in an amount to be determined following confirmation of the Plan, and (ii) the right to receive a subsequent distribution if any cash is remaining in the estate after the Company's affairs are wound down and all claims, professional fees and other expenses are paid. These are estimates only and the ultimate distribution to our stockholders may be higher or lower, or could amount to nothing at all, based upon a number of factors, including the amount of claims, the costs of winding-up our affairs and other contingencies.

Immediately following the Record Date, the stock transfer ledgers of the Company will be closed, and there shall be no further transfers made or processed in the holders of record of the Company's common stock. The Plan provides for the commencement of the dissolution process as of the "Effective Date" of the Plan.

The hearing on confirmation of the Company's plan is scheduled for July 25, 2005 at 1:30 p.m. at the United States Bankruptcy Court located in San Francisco, California.

Forward Looking Statements

This current report on Form 8-K includes forward-looking statements within the meaning of the securities laws. These forward-looking statements include statements concerning which claims are to be paid, the amount of such claims, the existence and amount of cash to distribute to stockholders, the potential for a subsequent distribution to stockholders, the costs of winding-up the Company's affairs, the closing of the Company's stock transfer ledger, the timing of the bankruptcy court hearing and the timing of distributions to stockholders and creditors. These statements reflect our current views and assumptions, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These factors include, but are not limited to, the following: the potential for the bankruptcy court to modify the determination of which creditors are to be paid and in what amounts, the potential that the bankruptcy court will reject the Plan, the possibility that we will not reach final settlements with those who have claims against the Company, the potential for the costs of winding-up to be higher than anticipated, the potential for the winding-up process to take longer than anticipated and other external factors, including economic, political and other global conditions; and various other risks including, without limitation, those discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003, our quarterly report on Form 10-Q for the quarter ended June 30, 2004, and subsequent current reports on Form 8-K. The information provided in this current report on Form 8-K is current as of the date of its publication. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CO LIQUIDATION, INC.

/s/ Peter Seidenberg
Peter Seidenberg
Senior Vice President and Chief Financial Officer

Date: July 14, 2005